As filed with the Securities and Exchange Commission on April 12, 2006.

(File No. 001-16057)

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 10/A

Amendment No. 3

To

General Form For Registration of Securities

Pursuant to Section 12(b) or (g) of

The Securities Exchange Act of 1934

SYBRON DENTAL SPECIALTIES, INC.

(Exact name of registrant as specified in its charter)

DELAWARE	33-0920985
(State or other jurisdiction of incorporation)	(IRS Employer Identification Number)

100 BAYVIEW CIRCLE, STE. 6000

NEWPORT BEACH, CA 92660

(Address of principal executive offices) (Zip Code)

(949) 255-8700

(Registrant’s telephone number, including area code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of Each Class to be so Registered	Name of Each Exchange on Which Each Class is to be Registered
Common Stock, par value $.01 Per Share	New York Stock Exchange

Preferred Stock Purchase Rights (associated with the Common Stock)	New York Stock Exchange

Securities to be registered pursuant to Section 12(g) of the Act: NONE.

The Registrant’s registration statement on Form 10/A, as filed with the Securities and Exchange Commission on August 8, 2000, and as amended on October 12, 2000, and November 9, 2000, is hereby amended to reflect the following changes:

Item 11. Description of Registrant’s Securities to be Registered

On April 12, 2006, Sybron Dental Specialties, Inc., a Delaware corporation (the “Company”), entered into an Agreement and Plan of Merger (the “Merger Agreement”), by and among the Company, Danaher Corporation, a Delaware corporation (“Parent”), and Smile Acquisition Corp., a Delaware corporation and an indirect wholly owned subsidiary of Parent (the “Purchaser”), pursuant to which Parent has agreed to cause the Purchaser to commence a tender offer (the “Offer”) to purchase all of the Company’s common stock, par value $0.01 per share (the “Common Stock”), including the associated preferred stock purchase rights issued pursuant to the Rights Agreement dated as of December 8, 2000 (the “Rights Agreement”), between the Company and Computershare Trust Company, N.A. (formerly known as EquiServe Trust Company, N.A.), a national banking association, as Rights Agent. The Merger Agreement provides, among other things, for the making of the Offer by the Purchaser, and further provides that, following the completion of the Offer, upon the terms and subject to the conditions of the Merger Agreement, and in accordance with the Delaware General Corporation Law, Purchaser will be merged with and into the Company with the Company continuing as the surviving corporation and a wholly owned subsidiary of Parent (the “Merger”).

In connection with the Offer, the Merger Agreement and the transactions contemplated thereby, the Board of Directors of the Company authorized the amendment of the Rights Agreement. On April 12, 2006, the Company and the Rights Agent executed an amendment (the “Amendment”) to the Rights Agreement. The Amendment provides, among other matters, that (i) none of Parent, the Purchaser, or any Affiliate or Associate of either shall be deemed to be an Acquiring Person or a Beneficial Owner of Common Stock, either individually or collectively, solely as a result of the approval, execution, delivery, announcement or performance of the Merger Agreement, the commencement or consummation of the Offer, or the consummation of the Merger or any of the other transactions contemplated in the Merger Agreement; and (ii) no Stock Acquisition Date, no Triggering Event, no Distribution Date, no Section 11(a)(ii) Event and no Section 13 Event shall be deemed to have occurred solely as a result of the approval, execution, delivery, announcement or performance of the Merger Agreement, the commencement or consummation of the Offer, or the consummation of the Merger or any of the other transactions contemplated in the Merger Agreement. The Amendment also provides that the Rights Agreement and the Rights established thereby will terminate in all respects immediately prior to the Effective Time (as defined in the Merger Agreement).

Capitalized terms used and not otherwise defined herein have the meanings ascribed to them in the Rights Agreement and the Amendment.

The foregoing summary of the principal terms of the Amendment is a general description only and is subject to the detailed terms and conditions of the Amendment, a copy of which is attached as Exhibit 4.1(a) to this Amendment No. 3 to Form 10/A and incorporated herein by reference.

Item 15. Financial Statements and Exhibits

Number	Description

4.1(a)	Amendment No. 1 to Rights Agreement between Sybron Dental Specialties, Inc. and Computershare Trust Company, N.A. (formerly known as EquiServe Trust Company, N.A.), a national banking association, as Rights Agent, dated as of April 12, 2006

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this amendment to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

SYBRON DENTAL SPECIALTIES, INC.

Date: April 12, 2006	By:	/s/ STEPHEN J. TOMASSI
Stephen J. Tomassi
Vice President—General Counsel and Secretary